Exhibit 4.6
DESCRIPTION OF SECURITIES OF JPMORGAN CHASE & CO.
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of the filing date of the Annual Report on Form 10-K to which this Exhibit is attached (the “Form 10-K”), the following outstanding securities issued by JPMorgan Chase & Co. are registered pursuant to Section 12 of the Securities Exchange Act of 1934: (i) common stock; (ii) six series of preferred stock represented by depositary shares; (iii) the Alerian MLP Index ETN due May 24, 2024; and (iv) JPMorgan Chase & Co.’s guarantee of the Callable Step-Up Fixed Rate Notes due April 26, 2028 issued by JPMorgan Chase Financial Company LLC. All references herein to “JPMorgan Chase,” “we” or “us” are to JPMorgan Chase & Co.

DESCRIPTION OF COMMON STOCK
The following summary is not complete. You should refer to the applicable provisions of our Restated Certificate of Incorporation and our By-laws, each of which are incorporated by reference as Exhibits to the Form 10-K, and to the Delaware General Corporation Law (“DGCL”), for a complete statement of the terms and rights of our common stock, par value $1.00 per share, which we refer to herein as common stock. We encourage you to read our Restated Certificate of Incorporation, which we refer to herein as our certificate of incorporation, By-laws and the relevant provisions of the DGCL for additional information.
Authorized Shares
We are authorized to issue up to 9,000,000,000 shares of common stock.
Dividends
Holders of common stock are entitled to receive dividends if, as and when declared by our board of directors out of funds legally available for payment, subject to the rights of holders of our preferred stock.
Voting Rights
Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock under its applicable certificate of designations and applicable law, all voting rights are vested in the holders of shares of our common stock. Holders of shares of our common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares will not be able to elect any directors.
Rights Upon Liquidation
In the event of our voluntary or involuntary liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after we have paid in full all of our debts and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.
Miscellaneous
The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights or to the benefit of any sinking funds. Our common stock is not convertible into shares of any other class of our capital stock. Computershare Inc. is the transfer agent, registrar and dividend disbursement agent for our common stock.
Listing
Our common stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol “JPM”.

DESCRIPTION OF LISTED PREFERRED STOCK
The following summary is not complete. You should refer to our certificate of incorporation and to the Certificate of Designations, Powers, Preferences and Rights relating to each series of Listed Preferred Stock (as defined below), which we refer to herein as a certificate of designations, for the complete terms of that series of preferred stock. Copies of our certificate of incorporation and the certificate of designations for each series of Listed Preferred Stock are incorporated by reference as Exhibits to the Form 10-K. We encourage you to read our certificate of incorporation and the relevant certificates of designations for additional information.
Authorized Shares
Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 200,000,000 shares of preferred stock, $1 par value per share, which we refer herein to as preferred stock, in one or more series, and to determine the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series. We may amend our certificate of incorporation to increase or decrease the number of authorized shares of preferred stock in a manner permitted by our certificate of incorporation and the DGCL.
Outstanding Preferred Stock
As of the filing date of the Form 10-K, we have 18 series of preferred stock issued and outstanding. The shares of each series of our preferred stock are represented by depositary shares, with each depositary share representing a fractional interest in a share of preferred stock of the relevant series. Of the 18 series of our issued and outstanding preferred stock, depositary shares representing the following six series of preferred stock are registered pursuant to Section 12 of the Securities Exchange Act of 1934, with each depositary share representing a 1/400th interest in a share of preferred stock of the relevant series:

•	6.125% Non-Cumulative Preferred Stock, Series Y;

•	6.10% Non-Cumulative Preferred Stock, Series AA;

•	6.15% Non-Cumulative Preferred Stock, Series BB;

•	5.75% Non-Cumulative Preferred Stock, Series DD;

•	6.00% Non-Cumulative Preferred Stock, Series EE; and

•	4.75 Non-Cumulative Preferred Stock, Series GG.
We refer to the above six series of preferred stock herein collectively as the “Listed Preferred Stock”. On January 31, 2020, we announced that all of the outstanding shares of our 6.125% Non-Cumulative Preferred Stock, Series Y will be redeemed on March 1, 2020.
The Listed Preferred Stock is fully paid and nonassessable.
The terms of the depositary shares are summarized below under “Description of Depositary Shares”.
Ranking
The Listed Preferred Stock ranks, as to payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up, on a parity with any series of preferred stock ranking on a parity with the Listed Preferred Stock and senior to our common stock and to any series of preferred stock ranking junior to the Listed Preferred Stock. The Listed Preferred Stock is subordinate to our existing and future indebtedness.
Dividend Rights
Holders of the Listed Preferred Stock are entitled to receive, when, as and if declared by our board of directors or any duly authorized committee of our board, cash dividends at the rates and on the dates described below under “Specific Terms of Listed Preferred Stock”. We will pay each dividend to the holders of record as they appear on our stock register on record dates determined by our board of directors or a duly authorized committee of our board. Dividends on the Listed Preferred Stock are noncumulative. If a dividend is not declared on any series of Listed Preferred Stock, because the dividends are noncumulative, then the right of holders of that series to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.
We may not declare or pay or set aside for payment full dividends on any series of preferred stock ranking, as to dividends, equally with or junior to a series of Listed Preferred Stock unless we have previously declared and paid or set aside for payment, or we contemporaneously declare and pay or set aside for payment, full dividends on that series of Listed Preferred Stock for the most recently completed dividend period. When dividends are not paid in full on a particular series of Listed Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with that series, all dividends declared and paid upon the shares of that series of Listed Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the that series will be declared and paid pro rata. For purposes of calculating the pro rata allocation of partial dividend payments, we will allocate dividend payments based on the ratio between the then-current dividends due on shares of that Listed Preferred Stock and (i) in the case of any series of non-cumulative preferred stock ranking on a parity as to dividends with that Listed Preferred Stock, the aggregate of the current and unpaid dividends due on such series of preferred stock and (ii) in the case of any series of cumulative preferred stock ranking on a parity as to dividends with that Listed Preferred Stock, the aggregate of the current and accumulated and unpaid dividends due on such series of preferred stock.
In addition, unless full dividends on all outstanding shares of the Listed Preferred Stock have been declared and paid or a sum sufficient for the payment thereof set aside for such payment in respect of the applicable most recently completed dividend period, with respect to a particular series of Listed Preferred Stock:

•
no dividend (other than a dividend in common stock or in any other capital stock ranking junior to that Listed Preferred Stock as to dividends and upon liquidation, dissolution or winding-up) will be declared or paid or a sum sufficient for the payment thereof set aside for such payment or other distribution declared or made upon our common stock or upon any other capital stock ranking junior to that Listed Preferred Stock as to dividends or upon liquidation, dissolution or winding-up, and

•
no common stock or other capital stock ranking junior or equally with that Listed Preferred Stock as to dividends or upon liquidation, dissolution or winding-up will be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such capital stock) by us, except:

(1)	by conversion into or exchange for capital stock ranking junior to that Listed Preferred Stock;

(2)	as a result of reclassification into capital stock ranking junior to that Listed Preferred Stock;

(3)
through the use of the proceeds of a substantially contemporaneous sale of shares of capital stock ranking junior to that Listed Preferred Stock or, in the case of capital stock ranking on a parity with that Listed Preferred Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of capital stock ranking on a parity with that Listed Preferred Stock;

(4)
in the case of capital stock ranking on a parity with that Listed Preferred Stock, pursuant to pro rata offers to purchase all or a pro rata portion of the shares of that Listed Preferred Stock and such capital stock ranking on a parity with that Listed Preferred Stock;

(5)	in connection with the satisfaction of our obligations pursuant to any contract entered into in the ordinary course prior to the beginning of the most recently completed dividend period; or

(6)
any purchase, redemption or other acquisition of capital stock ranking junior to that Listed Preferred Stock pursuant to any of our or our subsidiaries’ employee, consultant or director incentive or benefit plans or arrangements (including any employment, severance or consulting arrangements) adopted before or after the issuance of that Listed Preferred Stock).

However, the foregoing will not restrict our ability or the ability of any of our affiliates to engage in underwriting, stabilization, market-making or similar transactions in our capital stock in the ordinary course of business. Subject to the conditions described above, and not otherwise, dividends (payable in cash, capital stock, or otherwise), as may be determined by our board of directors or a duly authorized committee of our board, may be declared and paid on our common stock and any other capital stock ranking junior to or on a parity with the Listed Preferred Stock from time to time out of any assets legally available for such payment, and the holders of the Listed Preferred Stock will not be entitled to participate in those dividends.
As used herein, “junior to a series of Listed Preferred Stock” and like terms refer to our common stock and any other class or series of our capital stock over which the Listed Preferred Stock has preference or priority, either as to dividends or upon liquidation, dissolution or winding-up, or both, as the context may require; “parity preferred stock” and “on a parity with a series of Listed Preferred Stock” and like terms refer to any class or series of our capital stock that ranks on a parity with the shares of a particular series of Listed Preferred Stock, either as to dividends or upon liquidation, dissolution or winding-up, or both, as the context may require; and “senior to a series of Listed Preferred Stock” and like terms refer to any class or series of our capital stock that ranks senior to a particular series of Listed Preferred Stock, either as to dividends or upon liquidation, dissolution or winding-up, or both, as the context may require.
We will compute the amount of dividends payable by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for any period greater or less than a full dividend period, other than the initial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.
Rights Upon Liquidation
In the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of each series of Listed Preferred Stock will be entitled to receive and to be paid out of our assets legally available for distribution to our stockholders the amount of $10,000 per share, plus any declared and unpaid dividends, without accumulation of undeclared dividends, before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Listed Preferred Stock of such series. After the payment to such holders of the full preferential amounts to which they are entitled, such holders will have no right or claim to any of our remaining assets.
If, upon our voluntary or involuntary liquidation, dissolution or winding-up, we fail to pay in full the amounts payable with respect to a particular series of Listed Preferred Stock, and any stock having the same rank as that series, the holders of that series and of that other stock will share ratably in any such distribution of our assets in proportion to the full respective distributions to which they are entitled. For any series of Listed Preferred Stock, neither the sale of all or substantially all of our property or business, nor our merger or consolidation into or with any other entity will be considered a liquidation, dissolution or winding-up, voluntary of or involuntary, of us.
Because we are a holding company, our rights and the rights of our creditors and our stockholders, including the holders of the Listed Preferred Stock, to participate in the assets of any of our subsidiaries upon that subsidiary’s liquidation, dissolution, winding-up or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.
Holders of the Listed Preferred Stock are subordinate to all of our indebtedness and to other non-equity claims on us and our assets, including in the event that we enter into a receivership, insolvency, liquidation or similar proceeding. In addition, holders of the Listed Preferred Stock may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding.
Redemption
We may redeem each series of Listed Preferred Stock on the dates and at the redemption prices set forth below under “Specific Terms of Listed Preferred Stock”. In addition, we may redeem each series of Listed Preferred Stock in whole, but not in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, following the occurrence of a capital treatment event. For these purposes, “capital treatment event” means the good faith determination by JPMorgan Chase that, as a result of any:

•
amendment to, or change or any announced prospective change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any shares of such series of Listed Preferred Stock;

•	proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any shares of such series of Listed Preferred Stock; or

•
official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of any shares of such series of Listed Preferred Stock, there is more than an insubstantial risk that JPMorgan Chase will not be entitled to treat an amount equal to the full liquidation amount of all shares of such series of Listed Preferred Stock then outstanding as “additional Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the appropriate federal banking agency, as then in effect and applicable, for as long as any share of such series of Listed Preferred Stock is outstanding. Redemption of any Listed Preferred Stock is subject to our receipt of any required approvals from the Federal Reserve Board or any other regulatory authority.
If we elect to redeem shares of a series of Listed Preferred Stock, we will provide notice by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed. Such mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice so mailed will be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure to duly give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of the series designated for redemption will not affect the validity of the proceedings for the redemption of any other shares of that series. Each notice of redemption will state:

•	the redemption date;

•
the number of shares of the series of Listed Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;

•	the redemption price;

•	the place or places where the certificates representing such shares are to be surrendered for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.
Notwithstanding the foregoing, if the series of Listed Preferred Stock is held in book-entry form through The Depository Trust Company, or “DTC”, we may give such notice in any manner permitted or required by DTC. For each series of Listed Preferred Stock, neither the holders of a series nor the holders of the related depositary shares have the right to require redemption of such series of Listed Preferred Stock.
In the case of any redemption of only part of the shares a series of Listed Preferred Stock at the time outstanding, the shares of the series to be redeemed will be selected either pro rata from the holders of record of that series in proportion to the number of shares held by such holders or by lot. From and after the redemption date, dividends will cease to accumulate on the shares of Listed Preferred Stock called for redemption up to the redemption date and all rights of the holders of those shares, except the right to receive the redemption price, will cease.
In the event that we fail to pay full dividends, including accumulated but unpaid dividends, if any, on any series of Listed Preferred Stock, we may not redeem that series in part and we may not purchase or acquire any shares of that series, except by a purchase or exchange offer made on the same terms to all holders of that series.
Preemptive and Conversion Rights
The Listed Preferred Stock is not subject to any preemptive rights and is not convertible into property or shares of any other class or series of our capital stock.

Depositary, Transfer Agent, and Registrar
Computershare Inc. is the depositary, transfer agent and registrar for each series of the Listed Preferred Stock and the related depositary shares.
Voting Rights
Except as indicated below or except as expressly required by applicable law, the holders of the Listed Preferred Stock are not entitled to vote. Each share of Listed Preferred Stock a series is entitled to one vote on matters on which holders of that series are entitled to vote. The voting power of each series of Listed Preferred Stock depends on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series.
If, at any time or times, the equivalent of an aggregate of six quarterly dividends, whether or not consecutive, for any series of Listed Preferred Stock has not been paid, the number of directors constituting our board of directors will be automatically increased by two and the holders of each outstanding series of Listed Preferred Stock with such voting rights, together with holders of such other shares of any other class or series of parity preferred stock outstanding at the time upon which like voting rights have been conferred and are exercisable, which we refer to as “voting parity stock,” voting together as a class, will be entitled to elect those additional two directors, which we refer to as “preferred directors,” at that annual meeting and at each subsequent annual meeting of stockholders until full dividends have been paid for at least four quarterly consecutive dividend periods. At that time such right will terminate, except as expressly provided in the applicable certificate of designations or by law, subject to revesting. Upon any termination of the right of the holders of the Listed Preferred Stock and voting parity stock as a class to vote for directors as provided above, the preferred directors will cease to be qualified as directors, the term of office of all preferred directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of preferred directors elected. Any preferred director may be removed and replaced at any time, with cause as provided by law or without cause by the affirmative vote of the holders of shares of the Listed Preferred Stock, voting together as a class with the holders of shares of voting parity stock, to the extent the voting rights of such holders described above are then exercisable. Any vacancy created by removal with or without cause may be filled only as described in the preceding sentence. If the office of any preferred director becomes vacant for any reason other than removal, the remaining preferred director may choose a successor who will hold office for the unexpired term in respect of which such vacancy occurred.
So long as any shares of a particular series of Listed Preferred Stock remains outstanding, we will not, without the affirmative vote of the holders of at least 66 2/3% in voting power of that series and any voting parity stock, voting together as a class, authorize, create or issue any capital stock ranking senior to that series as to dividends or upon liquidation, dissolution or winding-up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. So long as any shares of a particular series of Listed Preferred Stock remain outstanding, we will not, without the affirmative vote of the holders of at least 66 2/3% in voting power of that series, amend, alter or repeal any provision of the applicable certificate of designations or our certificate of incorporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of that series.
Notwithstanding the foregoing, none of the following will be deemed to adversely affect the powers, preferences or special rights of any series of Listed Preferred Stock:

•
any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on a parity with or junior to that series of Listed Preferred Stock as to dividends or upon liquidation, dissolution or winding-up;

•	a merger or consolidation of JPMorgan Chase with or into another entity in which the shares of that series remain outstanding; and

•
a merger or consolidation of JPMorgan Chase with or into another entity in which the shares of the that series are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences and special rights that are not materially less favorable than that series;

provided that if the amendment would adversely affect such series but not any other series of preferred stock outstanding, then the amendment will only need to be approved by holders of at least two-thirds of the shares of the series of Listed Preferred Stock adversely affected.
In exercising the voting rights described above or when otherwise granted voting rights by operation of law or by us, each share of Listed Preferred Stock with respect to a series will be entitled to one vote (equivalent to 1/400th of a vote per relevant depositary share).
If we redeem or call for redemption all outstanding shares of a series of Listed Preferred Stock and irrevocably deposit in trust sufficient funds to effect such redemption, at or prior to the time when the act with respect to which such vote would otherwise be required or upon which the holders of such series will be entitled to vote will be effected, the voting provisions described above will not apply.

Our board of directors may also from time to time, without notice to or consent of holders of a series of Listed Preferred Stock, issue additional shares of such series. Delaware law provides that the holders of preferred stock will have the right to vote separately as a class on any amendment to our certificate of incorporation (including any certificate of designations) that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of such class or adversely affect the powers, preferences and special rights of the shares of preferred stock. Notwithstanding the foregoing, as permitted by law, our certificate of incorporation provides that any increase or decrease in our authorized capital stock may be adopted by the affirmative vote of holders of capital stock representing not less than a majority of the voting power represented by the outstanding shares of our capital stock entitled to vote. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of preferred stock so as to affect them adversely, but would not so affect the entire class of preferred stock, only the shares of the series so affected will be considered a separate class for purposes of this vote on the amendment. This right is in addition to any voting rights that may be provided for in our certificate of incorporation (including any certificate of designations).
Under regulations adopted by the Federal Reserve Board, if the holders of any series of our preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a “class of voting securities.” In such a case, a holder of 25% or more of the series, or a holder of 5% or more if that holder would also be considered to exercise a “controlling influence” over JPMorgan Chase, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, (1) any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire or retain 5% or more of that series, and (2) any person other than a bank holding company may be required to provide notice to the Federal Reserve Board prior to acquiring or retaining 10% or more of that series.
Description of Depositary Shares
The following summary of the terms of the depositary shares representing each series of the Listed Preferred Stock is not complete. You should refer to each of the deposit agreements among us, the depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares relating to each series of the Listed Preferred Stock for the complete terms of those depositary shares. Each of those deposit agreements has been filed as an exhibit to a Current Report on Form 8-K filed in connection with the issuance of the depositary shares representing each series of the Listed Preferred Stock.
General. Each depositary share represents a 1/400th interest in a share of the relevant series of Listed Preferred Stock, and is evidenced by depositary receipts. In connection with the issuance of each series of Listed Preferred Stock, we deposited shares of that series of Listed Preferred Stock with Computershare Inc., as depositary under the deposit agreement relating to that series of Listed Preferred Stock. Subject to the terms of each deposit agreement, the depositary shares are entitled to all the powers, preferences and special rights of the relevant series of Listed Preferred Stock, as applicable, in proportion to the applicable fraction of a share of Listed Preferred Stock those depositary shares represent.
Dividends and Other Distributions. Each dividend payable on a depositary share will be in an amount equal to 1/400th of the dividend declared and payable on the related share of the Listed Preferred Stock.
The depositary will distribute all dividends and other cash distributions received on the relevant series of Listed Preferred Stock to the holders of record of the related depositary receipts in proportion to the number of depositary shares held by each holder. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary receipts as nearly as practicable in proportion to the number of depositary shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the depositary receipts.
Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the related shares of Listed Preferred Stock.
The amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying Listed Preferred Stock will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges.
Redemption of Depositary Shares. If we redeem a series of Listed Preferred Stock, in whole or in part, the corresponding depositary shares also will be redeemed with the proceeds received by the depositary from the redemption of the Listed Preferred Stock held by the depositary. The redemption price per depositary share will be 1/400th of the redemption price per share payable with respect to the Listed Preferred Stock, plus any declared and unpaid dividends, without accumulation of undeclared dividends.
If we redeem shares of a series of Listed Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing those shares of the Listed Preferred Stock so redeemed. If we redeem less than all of the outstanding depositary shares, the depositary will select pro rata or by lot those depositary shares to be redeemed. The depositary will mail notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Listed Preferred Stock and the related depositary shares.
The redemption of depositary shares that are held in book-entry form through DTC will be effected in accordance with the applicable procedures of DTC.

Voting the Listed Preferred Stock. Because each depositary share represents a 1/400th interest in a share of Listed Preferred Stock, holders of depositary receipts will be entitled to 1/400th of a vote per depositary share under those limited circumstances in which holders of the Listed Preferred Stock are entitled to a vote.
When the depositary receives notice of any meeting at which the holders of a series of Listed Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to that Listed Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the applicable Listed Preferred Stock, may instruct the depositary to vote the amount of the Listed Preferred Stock represented by the holder’s depositary shares. To the extent practicable, the depositary will vote the amount of the Listed Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Listed Preferred Stock, it will abstain from voting with respect to such shares.
Withdrawal of Listed Preferred Stock. Underlying shares of Listed Preferred Stock may be withdrawn from the depositary arrangement upon surrender of depositary receipts at the depositary’s office and upon payment of the taxes, charges and fees provided for in the deposit agreement. Subject to the terms of the relevant deposit agreement, the holder of depositary receipts will receive the appropriate number of shares of Listed Preferred Stock represented by such depositary shares. Only whole shares of Listed Preferred Stock may be withdrawn; if a holder holds an amount other than a whole multiple of 400 depositary shares, the depositary will deliver along with the withdrawn shares of Listed Preferred Stock a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn shares of Listed Preferred Stock will not be entitled to redeposit such shares or to receive depositary shares.
Form and Notices. Each series of Listed Preferred Stock was issued in registered form to the depositary, and the depositary shares representing that Listed Preferred Stock were issued in book-entry only form through DTC. The depositary will forward to the holders of depositary shares all reports, notices, and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the Listed Preferred Stock.
Amendment and Termination of the Deposit Agreement. We and the depositary may amend any form of depositary receipt evidencing depositary shares and any provision of any deposit agreement at any time regarding any depositary shares. However, any amendment that materially and adversely alters the rights of the holders of depositary shares representing a particular series of Listed Preferred Stock or would be materially and adversely inconsistent with the rights granted to holders of that underlying Listed Preferred Stock pursuant to our certificate of incorporation will not be effective unless the amendment has been approved by the holders of at least a majority of the related depositary shares then outstanding. The deposit agreement relating to the depositary shares representing a particular series of Listed Preferred Stock may be terminated by us or by the depositary only if:

•	all such outstanding depositary shares have been redeemed; or

•
there has been a final distribution of the relevant underlying Listed Preferred Stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements regarding any depositary shares. We also pay charges of the depositary in connection with the initial deposit of each series of Listed Preferred Stock and any redemption of the Listed Preferred Stock. Holders of depositary receipts will pay transfer and other taxes and governmental charges and other charges with respect to their depositary receipts as expressly provided in the deposit agreement.
Resignation and Removal of Depositary. With respect to the depositary shares representing each series of Listed Preferred Stock, the depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal.
Miscellaneous. The depositary will forward to holders of applicable depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the relevant Listed Preferred Stock.
Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under any deposit agreement. Our obligations and those of the depositary will be limited to performing in good faith our respective duties under any deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or Listed Preferred Stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons we believe to be competent, and on documents we believe to be genuine.
Specific Terms of Listed Preferred Stock
6.125% Non-Cumulative Preferred Stock, Series Y

On February 12, 2015, we issued an aggregate of 143,000 shares of 6.125% Non-Cumulative Preferred Stock, Series Y, $1 par value, with a liquidation preference of $10,000 per share (the “Series Y Preferred Stock”). Shares of the Series Y Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series. On January 31, 2020, we announced that all of the outstanding shares of the Series Y Preferred Stock, and the depositary shares representing the Series Y Preferred Stock, will be redeemed on March 1, 2020.
Dividends. Dividends on the Series Y Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 6.125% per annum, payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on June 1, 2015. Dividends on the Series Y Preferred Stock are neither mandatory nor cumulative.
Redemption. The Series Y Preferred Stock may be redeemed on any dividend payment date on or after March 1, 2020, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series Y Preferred Stock following the occurrence of a “capital treatment event,” as described above.
Listing. The depositary shares representing the Series Y Preferred Stock are listed on the NYSE under the trading symbol “JPM PR F”.
6.10% Non-Cumulative Preferred Stock, Series AA
On June 4, 2015, we issued an aggregate of 142,500 shares of 6.10% Non-Cumulative Preferred Stock, Series AA, $1 par value, with a liquidation preference of $10,000 per share (the “Series AA Preferred Stock”). Shares of the Series AA Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.
Dividends. Dividends on the Series AA Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 6.10% per annum, payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on September 1, 2015. Dividends on the Series AA Preferred Stock are neither mandatory nor cumulative.
Redemption. The Series AA Preferred Stock may be redeemed on any dividend payment date on or after September 1, 2020, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series AA Preferred Stock following the occurrence of a “capital treatment event,” as described above.
Listing. The depositary shares representing the Series AA Preferred Stock are listed on the NYSE under the trading symbol “JPM PR G”.
6.15% Non-Cumulative Preferred Stock, Series BB
On July 29, 2015, we issued an aggregate of 115,000 shares of 6.15% Non-Cumulative Preferred Stock, Series BB, $1 par value, with a liquidation preference of $10,000 per share (the “Series BB Preferred Stock”). Shares of the Series BB Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.
Dividends. Dividends on the Series BB Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 6.15% per annum, payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on December 1, 2015. Dividends on the Series BB Preferred Stock are neither mandatory nor cumulative.
Redemption. The Series BB Preferred Stock may be redeemed on any dividend payment date on or after September 1, 2020, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series BB Preferred Stock following the occurrence of a “capital treatment event,” as described above.
Listing. The depositary shares representing the Series BB Preferred Stock are listed on the NYSE under the trading symbol “JPM PR H”.
5.75% Non-Cumulative Preferred Stock, Series DD
On September 21, 2018, we issued an aggregate of 169,625 shares of 5.75% Non-Cumulative Preferred Stock, Series DD, $1 par value, with a liquidation preference of $10,000 per share (the “Series DD Preferred Stock”). Shares of the Series DD Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.
Dividends. Dividends on the Series DD Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 5.75% per annum, payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on December 1, 2018. Dividends on the Series DD Preferred Stock are neither mandatory nor cumulative.
Redemption. The Series DD Preferred Stock may be redeemed on any dividend payment date on or after December 1, 2023, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series DD Preferred Stock following the occurrence of a “capital treatment event,” as described above.

Listing. The depositary shares representing the Series DD Preferred Stock are listed on the NYSE under the trading symbol “JPM PR D”.
6.00% Non-Cumulative Preferred Stock, Series EE
On January 24, 2019, we issued an aggregate of 185,000 shares of 6.00% Non-Cumulative Preferred Stock, Series EE, $1 par value, with a liquidation preference of $10,000 per share (the “Series EE Preferred Stock”). Shares of the Series EE Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.
Dividends. Dividends on the Series EE Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 6.00% per annum, payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on June 1, 2019. Dividends on the Series EE Preferred Stock are neither mandatory nor cumulative.
Redemption. The Series EE Preferred Stock may be redeemed on any dividend payment date on or after March 1, 2024, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series EE Preferred Stock following the occurrence of a “capital treatment event,” as described above.
Listing. The depositary shares representing the Series EE Preferred Stock are listed on the NYSE under the trading symbol “JPM PR C”.
4.75% Non-Cumulative Preferred Stock, Series GG
On November 7, 2019, we issued an aggregate of 90,000 shares of 4.75% Non-Cumulative Preferred Stock, Series GG, $1 par value, with a liquidation preference of $10,000 per share (the “Series GG Preferred Stock”). Shares of the Series GG Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.
Dividends. Dividends on the Series GG Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 4.75% per annum, payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on March 1, 2020. Dividends on the Series GG Preferred Stock are neither mandatory nor cumulative.
Redemption. The Series GG Preferred Stock may be redeemed on any dividend payment date on or after December 1, 2024, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series GG Preferred Stock following the occurrence of a “capital treatment event,” as described above.
Listing. The depositary shares representing the Series GG Preferred Stock are listed on the NYSE under the trading symbol “JPM PR J”.

DESCRIPTION OF THE ALERIAN MLP INDEX ETNS DUE MAY 24, 2024
The following description of our Alerian MLP Index ETNs due May 24, 2024 (the “Alerian ETNs”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the indenture dated May 25, 2001 (as may be amended or supplemented from time to time, the “2001 Indenture”), between JPMorgan Chase, as issuer, and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee (the “Trustee”), which is incorporated by reference as an Exhibit to the Form 10-K. We encourage you to read the 2001 Indenture for additional information.
General
In June 2012, the maximum number of Alerian ETNs authorized for issuance was set at 129,000,000, resulting in a maximum aggregate principal amount of $2,455,722,690. All of the Alerian ETNs authorized for issuance were issued as of June 2012. 10,000,000 Alerian ETNs were retired on December 16, 2015. Accordingly, since the retirement of these notes, the maximum number of Alerian ETNs authorized for issuance is 119,000,000 with an aggregate principal amount of $2,265,356,590, all of which has been issued and remain outstanding as of December 31, 2019.
The Alerian ETNs are linked to the Alerian MLP Index (the “Index”) and are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Alerian ETNs do not guarantee any return of principal at, or prior to, maturity or upon early repurchase. Any payment on the Alerian ETNs is subject to the credit risk of JPMorgan Chase & Co.
The Alerian ETNs are part of a series of our debt securities entitled “Global Medium-Term Notes, Series E” (the “Series E Notes”) that we may issue under the 2001 Indenture from time to time. For more information about the Series E Notes, please see the section titled “General Terms of the Series E Notes” below.
The Alerian ETNs are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Unless otherwise specified, references herein to “holders” mean those in whose names the Alerian ETNs are registered on the books that we or the Trustee, or any successor trustee, as applicable, maintain for this purpose, and not those who own beneficial interests in the Alerian ETNs (registered in street name or otherwise).
Please see “Certain Defined Terms” below for an explanation of any capitalized terms used herein that are not otherwise defined.
The Index
The return of the Alerian ETNs is linked to the performance of the Index. The Index measures the composite performance of energy-oriented Master Limited Partnerships, or MLPs, and is calculated and maintained by S&P Dow Jones Indices LLC (the “Index Calculation Agent”), in consultation with GKD Index Partners, LLC (the “Index Sponsor”), using a float-adjusted, market capitalization methodology. MLPs are limited partnerships primarily engaged in the exploration, marketing, mining, processing, production, refining, storage, or transportation of any mineral or natural resource.
Denominations
The Alerian ETNs are denominated in U.S. dollars in minimum denominations equal to the $19.03661 per note (the “Principal Amount”), which is the amount equal to the Initial VWAP Level (defined below), divided by ten.
Coupon Payments and the Accrued Tracking Fee
For each Alerian ETN a holder holds on the applicable Coupon Record Date, holders will receive on each Coupon Payment Date the “Coupon Amount,” which is an amount in cash equal to the difference between (a) the Reference Distribution Amount (defined below), calculated as of the corresponding Coupon Valuation Date and (b) the Accrued Tracking Fee (defined below), calculated as of the corresponding Coupon Valuation Date.
The Accrued Tracking Fee accrues on a daily basis at a rate of 0.85% per annum, applied to the Daily Note Value as of the Index Business Day immediately preceding the corresponding Coupon Valuation Date. The Daily Note Value reflects the cumulative performance of the VWAP Level of the Index since April 1, 2009, which we refer to as the Inception Date. If the Daily Note Value increases, the Accrued Tracking Fee will increase, and if the Daily Note Value decreases, the Accrued Tracking Fee will decrease. The Daily Note Value is published on the Bloomberg Professional® service (“Bloomberg”) under the ticker symbol “AMJIVWAP” and on Bloomberg.com under the ticker symbol “AMJIVWAP:IND.”
On any Index Business Day, the VWAP Level reflects the weighted VWAPs of the Index Components, and the VWAP of each Index Component is the volume-weighted average price of one share of that Index Component as determined by the VWAP Calculation Agent based on the Primary Exchange for that Index Component.
To the extent the Reference Distribution Amount on any Coupon Valuation Date is less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no coupon payment made on the corresponding Coupon Payment Date, and an amount equal to the difference between the Accrued Tracking Fee and the Reference Distribution Amount (the “Tracking Fee Shortfall”) will be included in the Accrued Tracking Fee for the next Coupon Valuation Date. This will be in addition to the accrual at a rate of 0.85% per annum over the quarter that has elapsed since the previous date of determination. This process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the Accrued Tracking Fee for the corresponding Coupon Valuation Date (which includes the accumulated Tracking Fee Shortfall from all prior quarters). This process may also restart as necessary on a subsequent Coupon Valuation Date. Coupon payments on the Alerian ETNs will be payable quarterly in arrears on the fifteenth Index Business Day following each Coupon Valuation Date, provided that the final Coupon Payment Date will be the Maturity Date. The final Coupon Amount will be included in the Cash Settlement Amount.
Holders will receive no coupon payment on a Coupon Payment Date if the Reference Distribution Amount on the relevant Coupon Valuation Date is less than the Accrued Tracking Fee on the relevant Coupon Valuation Date.
On each Index Business Day, the Note Calculation Agent will calculate the value of the Coupon Amount as of the immediately preceding Index Business Day (treating that immediately preceding Index Business Day as if it were a Coupon Valuation Date), which we refer to as the interim accrued Coupon Amount, and will publish the interim accrued Coupon Amount on Bloomberg under the ticker symbol “AMJEU” and on Bloomberg.com under the ticker symbol “AMJEU:IND.” While the interim accrued Coupon Amount is calculated and published in connection with each such Index Business Day, the actual Coupon Amount will be calculated and paid only once each quarter.
Payment Upon Early Repurchase
Subject to a holder's compliance with the procedures and the potential postponements and adjustments as described under “Market Disruption Events” below, that holder may submit a request once a week (generally on or before 11:00 a.m., New York City time, on Thursday) during the term of the Alerian ETNs to have us repurchase that holder's Alerian ETNs, provided that holder requests that we repurchase a minimum of 50,000 Alerian ETNs. If a holder requests that we repurchase that holder's Alerian ETNs, subject to the notification requirements and the other terms and conditions set forth under “Repurchase Requirements” below, for each Alerian ETN that holder will receive a cash payment on the relevant Repurchase Date equal to the Repurchase Amount. If the Repurchase Amount is $0 or less, the payment upon early repurchase will be $0. Because the Repurchase Amount is based on the value of the Index at the end of a five-day measurement period that begins after a repurchase request is received, holders will not know the Repurchase Amount they will receive at the time they elect to request that we repurchase their Alerian ETNs.
The Repurchase Amount is calculated by adjusting the Principal Amount to reflect:

•	the return of the Index from the Initial VWAP Level to the Final VWAP Level;

•	the deduction of the Accrued Tracking Fee;

•	the deduction of the Repurchase Fee;

•	the addition of other adjustments representing accrued but unpaid coupons, which include the following:

•
the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the applicable Repurchase Valuation Date (generally the last Index Business Day of the week in which a repurchase is requested) if, on the last Index Business Day in the Repurchase Measurement Period the Coupon Ex-Date with respect to that Coupon Amount has not yet occurred. The Repurchase Measurement Period is a five-Index Business Day period commencing on the Repurchase Valuation Date during which the Final VWAP Level will be determined;

•
an Adjusted Coupon Amount, if any, that reflects certain cash distributions on the Index Components with ex-dividend dates from and excluding the immediately preceding Coupon Valuation Date to and including the applicable Repurchase Valuation Date, less the Accrued Tracking Fee; and

•	certain cash distributions on the Index Components with ex-dividend dates during the Repurchase Measurement Period.
For purposes of determining the Cash Settlement Amount, the Final VWAP Level will be the arithmetic mean of the VWAP Levels measured on each Index Business Day in the Repurchase Measurement Period, as calculated by the VWAP Calculation Agent.
The Repurchase Fee Amount is equal to 0.125% of the Principal Amount, adjusted to reflect:

•	the return of the Index from the Initial VWAP Level to the Final VWAP Level;

•	the deduction of the Accrued Tracking Fee; and

•	the addition of certain cash distributions on the Index Components with ex-dividend dates during the Repurchase Measurement Period.
Accordingly, the Repurchase Fee Amount will vary based on the performance of the Index, the Accrued Tracking Fee and certain cash distributions on the Index Components with ex-dividend dates during the Repurchase Measurement Period.
Holders may lose some or all of their investment upon early repurchase. Because the Accrued Tracking Fee reduces their final payment, holders will likely lose some or all of their principal amount upon early repurchase if the Final VWAP Level is less than the Initial VWAP Level or if the Final VWAP Level is not greater than the Initial VWAP Level by an amount that is sufficient to offset the negative effect of the Accrued Tracking Fee and the Repurchase Fee.
Repurchase Requirements
To exercise the right to have us repurchase a holder's Alerian ETNs on a weekly basis, that holder must instruct that holder's broker or other person through whom that holder holds the Alerian ETNs to take the following steps:

•
Send a notice of repurchase, substantially in the specified form (a “Repurchase Notice”), to us via email at ETN_Repurchase@jpmorgan.com by no later than 11:00 a.m., New York City time, during the term of the Alerian ETNs, each week on the Business Day immediately preceding the applicable Repurchase Valuation Date (generally Thursday);

•
If we receive that holder's Repurchase Notice by the time specified in the preceding bullet point, we will respond by sending that holder a confirmation of repurchase, substantially in the specified form (a “Repurchase Confirmation”);

•
Deliver the signed Repurchase Confirmation, in the specified form, to us via facsimile to (917) 456-3471, by 4:00 p.m., New York City time, on the Business Day on which that holder submitted that holder's Repurchase Notice. We or our affiliate must acknowledge receipt in order for that holder's Repurchase Confirmation to be effective;

•
Instruct DTC custodian for that holder to book a delivery versus payment trade with respect to that holder's Alerian ETNs on the relevant Repurchase Valuation Date at a price equal to the applicable Repurchase Amount; and

•	Cause that holder's DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the relevant Repurchase Date.
Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, holders should consult the brokerage firm through which they own their interest in the offered Alerian ETNs in respect of such deadlines. If we do not receive a holder's Repurchase Notice by 11:00 a.m., or a holder's Repurchase Confirmation by 4:00 p.m., on the Business Day

immediately preceding the applicable Repurchase Valuation Date, that holder's Repurchase Notice will not be effective and we will not repurchase that holder's Alerian ETNs on the relevant Repurchase Date.
The Note Calculation Agent will, in its sole discretion, resolve any questions that may arise as to the validity of a Repurchase Notice and the timing of receipt of a Repurchase Notice or as to whether and when the required deliveries have been made. Once given, a Repurchase Notice may not be revoked.
Expiration of Repurchase Rights
If we do not receive a holder's Repurchase Notice by 11:00 a.m., New York City time (as described under the first bullet point in “Repurchase Requirements” above), or a holder's Repurchase Confirmation by 4:00 p.m., New York City time (as described under the third bullet point in “Repurchase Requirements” above) on the Business Day immediately preceding the applicable Repurchase Valuation Date (generally Thursday), that holder's Repurchase Notice will not be effective and we will not repurchase that holder's Alerian ETNs on the relevant Repurchase Date. Any Repurchase Notice for which we (or our affiliate) receive a valid Repurchase Confirmation in accordance with the procedures described above will be irrevocable.
Payment at Maturity
For each Alerian ETN, unless earlier repurchased, holders will receive at maturity a cash payment equal to the Cash Settlement Amount. If the Cash Settlement Amount is $0 or less, the payment at maturity will be $0.
The Cash Settlement Amount is calculated by adjusting the Principal Amount to reflect:

•	the return of the Index from the Initial VWAP Level to the Final VWAP Level;

•	the addition of the final Coupon Amount, if any,

•	the deduction of the Accrued Tracking Fee; and

•	the addition of certain cash distributions on the Index Components with ex-dividend dates during the Final Measurement Period.
The Final Measurement Period is a five Index Business Day period near the Maturity Date of the Alerian ETNs during which the Final VWAP Level will be determined.
For purposes of determining the Cash Settlement Amount, the Final VWAP Level will be the arithmetic mean of the VWAP Levels measured on each Index Business Day in the Final Measurement Period, as calculated by the VWAP Calculation Agent. The Initial VWAP Level is the arithmetic mean of the VWAP Levels measured on each Index Business Day over a three Index Business Day period ending on the Inception Date, as calculated by the VWAP Calculation Agent.
Holders may lose some or all of their investment at maturity. Because the Accrued Tracking Fee reduces their final payment, holders will likely lose some or all of their principal amount at maturity if the Final VWAP Level is less than the Initial VWAP Level or if the Final VWAP Level is not greater than the Initial VWAP Level by an amount that is sufficient to offset the negative effects of the Accrued Tracking Fee.
Note Calculation Agent
J.P. Morgan Securities LLC, or JPMS (the “Note Calculation Agent”), will make all necessary calculations and determinations in connection with the Alerian ETNs, including calculations and determinations relating to any payments on the Alerian ETNs, other those to be made by the VWAP Calculation Agent described below.
VWAP Calculation Agent
The JPMorgan Global Index Research Group (the “VWAP Calculation Agent”), one of our affiliates, will on each day that is not a Disrupted Day (as defined below) act as the VWAP Calculation Agent. The VWAP Calculation Agent will determine the VWAP of any Index Component, the VWAP Level and the Final VWAP Level on any Index Business Day on which such VWAP, VWAP Level and Final VWAP Level are to be determined during the term of the Alerian ETNs.
Market Disruption Events
To the extent a Disrupted Day (as defined below) exists with respect to an Index Component on an Averaging Date (as defined below), the VWAP and published share weighting with respect to such Index Component (and only with respect to such Index Component) for such Averaging Date will be determined by the Note Calculation Agent or one of its affiliates on the first succeeding Index Business Day that is not a Disrupted Day (the “Deferred Averaging Date”) with respect to such Index Component irrespective of whether pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date. For the avoidance of doubt, if the postponement described in the preceding sentence results in the VWAP of a particular Index Component being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the VWAP Levels on the Index Business Days during the Final Measurement Period or during the Repurchase Measurement Period, as applicable, the Note

Calculation Agent or one of its affiliates, as the case may be, will apply the VWAP and the published share weighting with respect to such Index Component for such Deferred Averaging Date to the calculation of the VWAP Level (i) on the date(s) of the original disruption with respect to such Index Component and (ii) such Averaging Date.
In no event, however, will any postponement pursuant to the immediately preceding paragraph result in the final Averaging Date with respect to any Index Component occurring more than three Index Business Days following the day originally scheduled to be the final Averaging Date. If the third Index Business Day following the date originally scheduled to be the final Averaging Date is not an Index Business Day or is a Disrupted Day with respect to such Index Component, the Note Calculation Agent or one of its affiliates, will determine the VWAP and share weighting with respect to any Index Component required to be determined for the purpose of calculating the applicable VWAP Level based on its good faith estimate of the VWAP and share weighting of each such Index Component that would have prevailed on the Primary Exchange on such third Index Business Day but for such suspension or limitation.
An “Averaging Date” means each of the Index Business Days during the Final Measurement Period or the Repurchase Measurement Period, as applicable, subject to adjustment as described herein.
A “Disrupted Day” with respect to any Index Component is any Index Business Day on which the Primary Exchange or any Related Exchange fails to open for trading during its regular trading session or on which a Market Disruption Event has occurred and is continuing, and, in both cases, the occurrence of which is determined by the Note Calculation Agent to have a material effect on the VWAP Level.
With respect to an Index Component, a “Market Disruption Event,” means:
(a) the occurrence or existence of a condition specified below:
(i) any suspension, absence or limitation of trading on the Primary Exchange for trading in the Index Component, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;
(ii) any suspension, absence or limitation of trading on the Related Exchange for trading in futures or options contracts related to the Index Component, whether by reason of movements in price exceeding limits permitted by such Related Exchange or otherwise; or
(iii) any event (other than an event described in (b) below) that disrupts or impairs (as determined by the Note Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for the relevant Index Component or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the relevant Index Component; or
(b) the closure on any Index Business Day of the Primary Exchange or any Related Exchange prior to its Scheduled Closing Time unless such earlier closing time is announced by the Primary Exchange or such Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the Primary Exchange or such Related Exchange on such Index Business Day and (ii) the submission deadline for orders to be entered into the Primary Exchange or such Related Exchange system for execution at the close of trading on such Index Business Day;
in each case determined by the Note Calculation Agent in its sole discretion; and
(c) a determination by the Note Calculation Agent in its sole discretion that the applicable event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the Alerian ETNs.
For purposes of the above definition:
(a) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Primary Exchange or Related Exchange, and
(b) for purposes of clause (a) above, limitations pursuant to the rules of any Primary Exchange or Related Exchange similar to NYSE Rule 80B or Nasdaq Rule 4120 (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B or Nasdaq Rule 4120 as determined by the Note Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading.
“Scheduled Closing Time” means, with respect to the Primary Exchange or the Related Exchange, on any Index Business Day, the scheduled weekday closing time of the Primary Exchange or such Related Exchange on such Index Business Day, without regard to after hours or any other trading outside of the regular trading session hours.
Discontinuation of the Index; Alteration of Method of Calculation

If the Index Calculation Agent discontinues publication of or otherwise fails to publish the Index, or the Index Calculation Agent does not make the Index Components, their share weighting and/or the Index Divisor available to the VWAP Calculation Agent, and the Index Sponsor, the Index Calculation Agent or another entity publishes a successor or substitute index that the Note Calculation Agent determines to be comparable to the discontinued Index and for which the Index Components, their share weighting, and/or the Index Divisor are available to the VWAP Calculation Agent (such index being referred to herein as a “successor index”), then the VWAP Level for such successor index will be determined by the VWAP Calculation Agent by reference to the sum of the products of the VWAPs of the components underlying such successor index on the Primary Exchanges and each such component's respective weighting within the successor index (which sum will be adjusted by any index divisor used by such successor index) on the dates and at the times as of which the VWAP Levels for such successor index are to be determined.
Upon any selection by the Note Calculation Agent of a successor Index, the Note Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the holders of the Alerian ETNs.
If the Index Calculation Agent discontinues publication of the Index or does not make the Index Components, their share weightings and/or Index Divisor available to the VWAP Calculation Agent prior to, and such discontinuation or unavailability is continuing on the Calculation Date or any Index Business Day during the Final Measurement Period or during the Repurchase Measurement Period, as applicable, or any other relevant date on which the VWAP Level is to be determined and the Note Calculation Agent determines that no successor index is available at such time, or the Note Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during the Final Measurement Period or during the Repurchase Measurement Period, as applicable, or any other relevant date on which the VWAP Level is to be determined, then the Note Calculation Agent will determine the relevant VWAP Levels using the VWAP and published share weighting of each Index Component included in the Index or successor index, as applicable, immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Note Calculation Agent will cause notice thereof to be furnished to the Trustee, to us and to the holders of the Alerian ETNs.
Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Alerian ETNs.
If at any time the method of calculating the Index or a successor index, or the value thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the VWAP Level of the Index or such successor index does not, in the opinion of the Note Calculation Agent, fairly represent the VWAP Level of the Index or such successor index had such changes or modifications not been made, then the Note Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Note Calculation Agent, may be necessary in order to arrive at a VWAP level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Note Calculation Agent will calculate the VWAP Levels for the Index or such successor index with reference to the Index or such successor index, as adjusted. The Note Calculation Agent will accordingly calculate any values that reference the VWAP Levels based on the relevant VWAP Levels calculated by the Note Calculation Agent, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the index), which, in turn, causes the VWAP Level of the Index or such successor index to be a fraction of what it would have been if there had been no such modification, then the Note Calculation Agent will make such calculations and adjustments in order to arrive at a VWAP Level for the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).
Payment upon an Event of Default
In case an event of default with respect to the Alerian ETNs shall have occurred and be continuing, the amount declared due and payable per Alerian ETN upon any acceleration of the Alerian ETNs will be determined by the Note Calculation Agent and will be an amount in cash equal to the Repurchase Amount, calculated as if the date of acceleration were the first Index Business Day in the Repurchase Measurement Period and the four Index Business Days immediately succeeding the date of acceleration were the corresponding Index Business Days in the accelerated Repurchase Measurement Period. For purposes of this calculation the Repurchase Fee Amount shall be zero.
If the maturity of the Alerian ETNs is accelerated because of an event of default as described above, we will, or will cause the Note Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC, as holder of the Alerian ETNs, of the cash amount due with respect to the Alerian ETNs as promptly as possible and in no event later than two Business Days after the date of acceleration.
Listing
The Alerian ETNs have been listed on the NYSE Arca under the ticker symbol “AMJ.” No assurance can be given as to the continued listing of the Alerian ETNs for their term or of the liquidity or trading market for the Alerian ETNs.
Book-Entry Only Issuance — The Depository Trust Company

DTC will act as securities depositary for the Alerian ETNs. The Alerian ETNs have been issued only as fully registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully registered global note certificates, representing the total aggregate principal amount of the Alerian ETNs, have been issued and have been deposited with DTC. We will not issue definitive notes in exchange for the global notes except in limited circumstances.
Registrar, Transfer Agent and Paying Agent
The Bank of New York Mellon or one of its affiliates will act as registrar and transfer agent for the Alerian ETNs. The Bank of New York Mellon will also act as paying agent and may designate additional paying agents.
Reissuances or Reopening Issuances
We may in our sole discretion, “reopen” or reissue the Alerian ETNs based upon market conditions and VWAP Levels at that time. These further issuances, if any, will be consolidated to form a single sub-series with the originally issued Alerian ETNs and will have the same CUSIP number and will trade interchangeably with the Alerian ETNs immediately upon settlement. Any Alerian ETNs bearing the same CUSIP number that are issued pursuant to any future additional issuances of Alerian ETNs bearing the same CUSIP number will increase the aggregate principal amount of the outstanding Alerian ETNs. The price of any additional offering will be determined at the time of pricing of that offering.
Certain Defined Terms
Key Defined Terms
A “Business Day” means any day other than a day on which the banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.
The “Calculation Date” is May 15, 2024, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments and subject to postponement in the event of a Market Disruption Event as described under “Market Disruption Events.”
The “Daily Note Value” means, as of any date of determination, an amount per Alerian ETN equal to the product of:

•	the Principal Amount; and

•	a fraction, the numerator of which is equal to the VWAP Level as of such date and the denominator of which is equal to the Initial VWAP Level.
An “ex-dividend date” means, with respect to a distribution on an Index Component, the first Business Day on which transactions in such Index Component trade on the Primary Exchange without the right to receive such distribution.
An “Exchange Business Day” means any day on which the primary exchange or market for trading of the Alerian ETNs is scheduled to be open for trading.
The “Final Measurement Period” means the five Index Business Days from and including the Calculation Date, subject to adjustments and subject to postponement in the event of a Market Disruption Event as described under “Market Disruption Events.”
The “Final VWAP Level” is the arithmetic mean of the VWAP Levels measured on each Index Business Day in the Final Measurement Period or during any applicable Repurchase Measurement Period, as applicable, as calculated by the VWAP Calculation Agent.
An “Index Business Day” means any day on which each Primary Exchange and each Related Exchange are scheduled to be open for trading.
An “Index Component” means each energy-oriented Master Limited Partnership included in the Index (collectively, the “Index Components”).
The “Index Divisor,” as of any date of determination, is the divisor used by the Index Calculation Agent to calculate the level of the Index.
The “Initial Issue Date,” is April 6, 2009.
The “Initial VWAP Level” is 190.36605, which is the arithmetic mean of the VWAP Levels measured on each Index Business Day during the period from and including March 30, 2009 to and including April 1, 2009, as calculated by the VWAP Calculation Agent.
The “Maturity Date” is May 24, 2024, subject to postponement in the event of a Market Disruption Event as described under “Market Disruption Events.”
A “Primary Exchange” means, with respect to each Index Component, the primary exchange or market of trading of such Index Component.

The “Quarterly Tracking Fee” means, as of any date of determination, an amount per Alerian ETN equal to the product of:

•	0.2125% (equivalent to 0.85% per annum) and

•	the Daily Note Value as of the immediately preceding Index Business Day.
A “record date” means, with respect to a distribution on an Index Component, the date on which a holder of the Index Component must be registered as a unitholder of such Index Component in order to be entitled to receive such distribution.
A “Related Exchange” means, with respect to each Index Component, each exchange or quotation system where trading has a material effect (as determined by the Note Calculation Agent) on the overall market for futures or options contracts relating to such Index Component.
Additional Key Coupon Payment Terms
The “Coupon Ex-Date” means, with respect to a Coupon Amount, the first Exchange Business Day on which the Alerian ETNs trade without the right to receive such Coupon Amount. Under current NYSE Arca practice, the Coupon Ex-Date will generally be the Exchange Business Day immediately preceding the applicable Coupon Record Date.
The “Coupon Payment Date” means the 15th Index Business Day following each Coupon Valuation Date, provided that the final Coupon Payment Date will be the Maturity Date.
The “Coupon Record Date” means the 9th Index Business Day following each Coupon Valuation Date.
The “Coupon Valuation Date” means the 15th of February, May, August and November of each calendar year during the term of the Alerian ETNs or if such date is not an Index Business Day, then the first Index Business Day following such date, beginning on May 15, 2009, provided that the final Coupon Valuation Date will be the Calculation Date.
The “Reference Distribution Amount” means:

•
as of the first Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the record date with respect to any Index Component, for those cash distributions whose ex-dividend date occurs during the period from and excluding the Initial Issue Date to and including the first Coupon Valuation Date; and

•
as of any other Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the record date with respect to any Index Component for those cash distributions whose ex-dividend date occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date.

Notwithstanding the foregoing, with respect to cash distributions for an Index Component which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index Component fails to pay the distribution to holders of such Index Component by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount.
The “Reference Holder” means, as of any date of determination, a hypothetical holder of a number of shares of each Index Component equal to:

•	the published share weighting of that Index Component as of that date, divided by

•	the product of:

•	the Index Divisor as of that date, and

•	ten.
Additional Key Early Repurchase Terms
The “Adjusted Coupon Amount” means, with respect to any applicable Repurchase Valuation Date, a coupon payment, if any, in an amount in cash equal to the difference between:

•	the Adjusted Reference Distribution Amount, calculated as of the applicable Repurchase Valuation Date; and

•	the Adjusted Tracking Fee, calculated as of such Repurchase Valuation Date.
The “Adjusted Reference Distribution Amount” means, as of any applicable Repurchase Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the record date with respect to any Index Component, for cash distributions with the applicable ex-dividend date occurring during the period from and excluding the immediately preceding Coupon Valuation Date (or if the Repurchase Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Issue Date) to and including the applicable Repurchase Valuation Date.
The “Adjusted Tracking Fee” means, as of any applicable Repurchase Valuation Date, an amount equal to:

•	the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus

•	the product of:

•	the Quarterly Tracking Fee as of such Repurchase Valuation Date; and

•
a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date (or if the Repurchase Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Issue Date) to and including such Repurchase Valuation Date, and the denominator of which is 90.

The “Repurchase Date” means the third Calculation Date following the last Index Business Day in any applicable Repurchase Measurement Period, subject to postponement in the event of a Market Disruption Event as described under “Market Disruption Events.”
The “Repurchase Fee” is equal to 0.125%.
The “Repurchase Valuation Date” means the last Index Business Day of each week, generally Friday. This day is also the first Index Business Day following the date that the applicable Repurchase Notice and Repurchase Confirmation are delivered. Any applicable Repurchase Valuation Date is subject to adjustments as described under “Market Disruption Events.”
General Terms of the Series E Notes
In this “General Terms of the Series E Notes” section, all references to the “debt securities” refer to Series E Notes issued by JPMorgan Chase.
The following description of the terms of the debt securities contains certain general terms that may apply to the debt securities, including the Alerian ETNs.
We have summarized below the material provisions of the 2001 Indenture and the debt securities issued under the 2001 Indenture. These descriptions are only summaries, and each investor should refer to the 2001 Indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities issued under it. Where appropriate, we use parentheses to refer you to the particular sections of the 2001 Indenture. Any reference to particular sections or defined terms of the 2001 Indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement.
The debt securities will be our direct, unsecured general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt.
We are a holding company and conduct substantially all of our operations through subsidiaries. As a result, claims of the holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that JPMorgan Chase & Co. may be recognized, and receives payment, as a creditor of those subsidiaries. Claims of our subsidiaries' creditors other than JPMorgan Chase & Co. include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities loaned or sold under repurchase agreements, commercial paper and other borrowed funds.
Events of Default and Waivers
An “Event of Default” with respect to a series of debt securities issued under the 2001 Indenture is defined in the 2001 Indenture as:

•	default for 30 days in the payment of interest on any debt securities of that series;

•	default in the payment of principal or other amounts payable on any debt securities of that series when due, at maturity, upon redemption, by declaration, or otherwise;

•
failure by us for 90 days to perform any other covenants or warranties contained in the 2001 Indenture applicable to that series after written notice has been given by the trustee to us or given by holders of at least 25% in aggregate principal amount of the outstanding securities of all series affected thereby to us and the trustee;

•	specified events of our bankruptcy, insolvency, winding up or liquidation, whether voluntary or involuntary; or

•	any other event of default provided in the applicable supplemental indentures to the 2001 Indenture or form of security. (Section 5.01)
If a default in the payment of principal, interest or other amounts payable on the debt securities, or a failure in the performance of any covenant or agreement, or any other Event of Default provided in the applicable supplemental indentures to the 2001 Indenture or form of security, with respect to one or more (but in the case of a default in performance of a covenant or agreement, or in a manner provided in a supplemental indenture or form of security, less than all) series of debt securities occurs and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding, treated as one class, by written notice, may declare the principal of all outstanding debt securities of such series and any interest accrued thereon, to be due and payable immediately. If a default in the performance of any covenant or agreement with respect to all series of debt securities, or in a manner provided in a supplemental indenture or form of security with respect to all series of debt securities, or due to specified events of our bankruptcy, insolvency, winding up or liquidation, occurs and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of all debt securities then outstanding, treated as one class, by written notice, may declare the principal of all outstanding debt securities and any interest accrued thereon, to be due and payable immediately. Subject to certain conditions such declarations may be annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of the series affected. (Sections 5.01 and 5.10)
An Event of Default with respect to one series of debt securities does not necessarily constitute an Event of Default with respect to any other series of debt securities. The 2001 Indenture requires the Trustee to provide notice of default with respect to the debt securities within 90 days, unless the default is cured, but provides that the Trustee may withhold notice to the holders of the debt securities of any default if the board of directors, the executive committee, or a trust committee of directors or Trustees and/or responsible officers of the Trustee determines in good faith that it is in the interest of the holders of the debt securities of the applicable series to do so. The Trustee may not withhold notice of a default in the payment of principal of, interest on or any other amounts due under, such debt securities. (Section 5.11)
The 2001 Indenture provides that the holders of a majority in aggregate principal amount of outstanding debt securities of each series affected, with all such series voting as a single class, may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. The Trustee may decline to act if the direction is contrary to law and in certain other circumstances set forth in the 2001 Indenture. (Section 5.09) The Trustee is not obligated to exercise any of its rights or powers under the 2001 Indenture at the request or direction of the holders of debt securities unless the holders offer the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities incurred therein or thereby. (Section 6.02(d))
No holder of any debt security of any affected series has the right to institute any action for remedy unless such holder has previously given to the Trustee written notice of default, the Trustee has failed to take action for 60 days after the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series make written request upon the Trustee to institute such action and have offered reasonable indemnity in connection with the same and the holders of a majority in aggregate principal amount of the debt securities of each affected series (voting as a single class) have not given direction to the Trustee that is inconsistent with the written request referred to above. (Section 5.06)
However, the right of any holder of a debt security or coupon to receive payment of the principal of and interest on that debt security or coupon on or after its due date, or to institute suit for the enforcement of any such payment, may not be impaired or affected without the consent of that holder. (Section 5.07)
The 2001 Indenture requires us to file annually with the Trustee a written statement as to whether or not we have knowledge of a default. (Section 3.05)
Covenant Breach
Under the 2001 Indenture, a “Covenant Breach” would occur with respect to a series of debt securities if we fail to perform or breach any of the covenants contained in the 2001 Indenture (other than a failure to pay principal or interest on the debt securities) and that failure or breach continues for 90 days after the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities give written notice of that failure or breach. Neither the Trustee nor the holders of the debt securities will be entitled to accelerate the maturity of the debt securities as a result of any Covenant Breach.
If a Covenant Breach or Event of Default with respect to the debt securities occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the debt securities by such appropriate judicial proceedings as the Trustee deems most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the 2001 Indenture or in aid of the exercise of any power granted in the 2001 Indenture, or to enforce any other proper remedy.
Modification of the 2001 Indenture
The 2001 Indenture contains provisions permitting us and the Trustee to modify the 2001 Indenture or the rights of the holders of debt securities with the consent of the holders of not less than a majority in aggregate principal amount of each outstanding series of debt securities affected by the modification. Each holder of an affected debt security must consent to a modification that would:

•	extend the final maturity date of the principal of, or of any interest on, or other amounts payable under any debt security;

•	reduce the principal amount of, rate of interest on, or any other amounts due under any debt security;

•	change the currency or currency unit of payment of any debt security or certain provisions of the 2001 Indenture applicable to debt securities in foreign currencies;

•	change the method in which amounts of payments of principal, interest or other amounts are determined on any debt security;

•	reduce any amount payable upon redemption of any debt security;

•	adversely affect the terms on which debt securities are convertible into or exchangeable or payable in other securities, instruments, contracts, currencies, commodities or other forms of property;

•	impair the right of a holder to institute suit for the payment of a debt security or, if the debt securities provide, any right of repurchase at the option of the holder of a debt security; or

•	reduce the percentage of debt securities of any series, the consent of the holders of which is required for any modification. (Section 8.02)
The 2001 Indenture also permits us and the Trustee to amend the 2001 Indenture in certain circumstances without the consent of the holders of debt securities to evidence our merger or the replacement of the Trustee, to cure any ambiguity or to correct or supplement any defective or inconsistent provision, to make any change to the 2001 Indenture or our debt securities that we deem necessary or desirable and that does not materially and adversely affect the interests of holders of the debt securities and for certain other purposes. (Section 8.01)
Consolidations, Mergers and Sales of Assets
We may not merge or consolidate with any other entity or sell, convey or transfer all or substantially all of our assets to any other entity (other than the sale, conveyance or transfer of all or substantially all of our assets to one or more of our direct or indirect subsidiaries), unless:

•
either we are the continuing corporation or the successor entity or the entity to whom those assets are sold, conveyed or transferred is a United States corporation or limited liability company that expressly assumes the due and punctual payment of the principal of, any interest on, or any other amounts due under the debt securities issued under the 2001 Indenture and the due and punctual performance and observance of all the covenants and conditions of the 2001 Indenture binding upon us, and

•
we or the successor entity will not, immediately after the merger or consolidation, sale, conveyance or transfer, be in default in the performance of any covenant or condition of the 2001 Indenture binding on us. (Section 9.01)

There are no covenants or other provisions in the 2001 Indenture that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of JPMorgan Chase & Co. or a highly leveraged transaction. The merger covenant described above would apply only if the recapitalization transaction, change of control or highly leveraged transaction were structured to include a merger or consolidation of JPMorgan Chase & Co. or a sale or conveyance of all or substantially all of our assets. However, we may provide specific protections, such as a put right or increased interest, for particular debt securities, which we would describe in the applicable prospectus supplement.
Concerning the Trustee, Paying Agent, Registrar and Transfer Agent
Our subsidiaries and we have a wide range of banking relationships with Deutsche Bank Trust Company Americas, The Bank of New York Mellon and The Bank of New York Mellon, London Branch. The Bank of New York Mellon and, for notes settled through Euroclear Bank SA/NV or Clearstream Banking, S.A., Luxembourg, The Bank of New York Mellon, London Branch, will be the paying agents, registrars, authenticating agents and transfer agents for debt securities issued under the 2001 Indenture.
Deutsche Bank Trust Company Americas is initially serving as the trustee for other securities issued by us or JPMorgan Financial, including the debt securities issued under the 2001 Indenture, the debt securities issued under JPMorgan Financial's indenture for debt securities, to which we are a guarantor, and the warrants issued under JPMorgan Financial's warrant indenture, to which we are a guarantor. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the Trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939, as amended. In that case, the Trustee may be required to resign under the 2001 Indenture, and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.
Governing Law and Judgments
The debt securities and the 2001 Indenture will be governed by, and construed in accordance with, the laws of the State of New York. (Section 11.08)

DESCRIPTION OF JPMORGAN CHASE FINANCIAL COMPANY LLC’S CALLABLE STEP-UP FIXED RATE NOTES DUE APRIL 26, 2028, FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO.

The following description of the Callable Step-Up Fixed Rate Notes due April 26, 2028 (the “Callable Notes”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the indenture dated February 19, 2016 (as may be amended or supplemented from time to time, the “2016 Indenture”), among JPMorgan Chase Financial Company LLC, as issuer (“JPMorgan Financial” or the “Issuer”), JPMorgan Chase, as guarantor (the “Guarantor”), and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), which is incorporated by reference as an Exhibit to the Form 10-K. We encourage you to read the 2016 Indenture for additional information.
General
As of December 31, 2019, $5,000,000 aggregate principal amount of the Callable Notes were outstanding.
The Callable Notes are unsecured and unsubordinated obligations of JPMorgan Financial, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Callable Notes will rank pari passu with all of the Issuer’s other unsecured and unsubordinated obligations. JPMorgan Chase & Co.’s guarantee of the Callable Notes will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. Any payment on the Callable Notes issued by JPMorgan Financial is subject to the credit risk of JPMorgan Finance Callable Notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the Callable Notes.
The Callable Notes are part of a series of the Issuer’s debt securities entitled “Global Medium-Term Notes, Series A” (the “Series A Notes”) that the Issuer may issue under the 2016 Indenture from time to time. For more information about the Series A Notes, please see the section titled “— General Terms of the Series A Notes” below.
The Callable Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Unless otherwise specified, references herein to “holders” mean those in whose names the Callable Notes are registered on the books that the Issuer or the Trustee, or any successor trustee, as applicable, maintain for this purpose, and not those who own beneficial interests in the Callable Notes (registered in street name or otherwise).
Key Terms of the Callable Notes
We issued the Callable Notes on April 26, 2016, in minimum denominations of $1,000 and in integral multiples of $1,000 thereafter. The Maturity Date of the Callable Notes is April 26, 2028. Interest on the Callable Notes is payable semiannually on April 26th and October 26th of each year, beginning on October 26, 2016 to and including the Maturity Date (each, an “Interest Payment Date”), subject to any earlier redemption, at the Interest Rate specified below:
For the applicable interest period, the “Interest Rate” will be equal to:

From (and including)	To (but excluding)	Interest Rate
April 26, 2016	April 26, 2021	3.00% per annum
April 26, 2021	April 26, 2023	3.25% per annum
April 26, 2023	April 26, 2025	3.50% per annum
April 26, 2025	April 26, 2027	4.00% per annum
April 26, 2027	April 26, 2028	5.00% per annum
The dates above refer to originally scheduled Interest Payment Dates.
On April 26th and October 26th of each year, beginning on April 26, 2021 and ending on the Maturity Date (each, a “Redemption Date”), the Issuer may redeem the holders’ Callable Notes, in whole but not in part, at a price equal to the principal amount being redeemed plus any accrued and unpaid interest. Any accrued and unpaid interest on the Callable Notes redeemed will be paid to the person who is the holder of record on such Callable Notes at the close of business one (1) business day prior to the applicable Redemption Date. To redeem the Callable Notes, the Issuer will mail a notice of redemption to DTC, as holder of the Callable Notes, by first-class mail, postage prepaid, at least 5 business days and not more than 15 business days prior to the applicable Redemption Date.
Calculation Agent
JPMS (the “Calculation Agent”) will make all necessary calculations and determinations in connection with the Callable Notes, including calculations and determinations relating to any payments on the Callable Notes.
Payment upon an Event of Default
In case an event of default with respect to the Callable Notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the Callable Notes will be determined by the Calculation Agent and will be an amount in cash equal to $1,000 per $1,000 principal amount note plus accrued and unpaid interest, calculated as if the date of acceleration were the Maturity Date. In such case, interest will be calculated on the basis of a 360-day year and the actual number of days in such adjusted Interest Period and will be based on the Interest Rate on the applicable date immediately preceding such adjusted Interest Period.
If the maturity of the Callable Notes is accelerated because of an event of default as described above, the Issuer will, or will cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Callable Notes as promptly as possible and in no event later than two business days after the date of acceleration.
Listing
The Callable Notes are listed and admitted to trading on the NYSE under the trading symbol “JPM/28.” No assurance can be given as to the continued listing for the term of the Callable Notes, or the liquidity or trading market for the Callable Notes.
Book-Entry Only Issuance — The Depository Trust Company
DTC will act as securities depositary for the Callable Notes. The Callable Notes have been issued only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully registered global note certificates, representing the total aggregate principal amount of the Callable Notes, have been issued and have been deposited with DTC. We will not issue definitive notes in exchange for the global notes except in limited circumstances.
Registrar, Transfer Agent and Paying Agent
The Bank of New York Mellon or one of its affiliates will act as registrar and transfer agent for the Callable Notes. The Bank of New York Mellon will also act as paying agent for the Callable Notes and may designate additional paying agents.
Reopening Issuances
The Issuer may, in its sole discretion, “reopen” the Callable Notes based upon market conditions at that time. These further issuances, if any, will be consolidated with, have the same CUSIP number as and trade interchangeably with the respective originally issued Callable Notes immediately upon settlement and, consequently, will increase the aggregate principal amount of such outstanding Callable Notes. The price of any additional offering will be determined at the time of pricing of that offering.
General Terms of the Series A Notes
In this “General Terms of the Series A Notes” section, all references to the “debt securities” refer to Series A Notes issued by JPMorgan Chase Financial Company LLC.
The following description of the terms of the debt securities contains certain general terms that may apply to the debt securities, including the Callable Notes.
We have summarized below the material provisions of the 2016 Indenture and the debt securities and guarantees issued under the 2016 Indenture.
These descriptions are only summaries, and each investor should refer to the 2016 Indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities issued under it. Where appropriate, we use parentheses to refer you to the particular sections of the 2016 Indenture. Any reference to particular sections or defined terms of the 2016 Indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement.
The debt securities will be the Issuer’s direct, unsecured general obligations, the payment on which is fully and unconditionally guaranteed by the Guarantor, and will have the same rank in liquidation as all of the Issuer’s other unsecured and unsubordinated debt.
The Guarantor is a holding company and conducts substantially all of its operations through subsidiaries. As a result, claims of the holders of the debt securities against the Guarantor under the guarantee will generally have a junior position to claims of creditors of the Guarantor’s subsidiaries, except to the extent that the Guarantor may be recognized, and receives payment, as a creditor of those subsidiaries. Claims of the Guarantor’s subsidiaries’ creditors other than the Guarantor include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities loaned or sold under repurchase agreements, commercial paper and other borrowed funds.
Events of Default and Waivers
An “Event of Default” with respect to a series of debt securities issued under the 2016 Indenture is defined in the 2016 Indenture as:

•	default in the payment of interest on any debt securities of that series and continuance of such default for 30 days;

•	default in the payment of principal or other amounts payable on any debt securities of that series when due, at maturity, upon redemption, by declaration, or otherwise;

•
default in the performance, or breach, of any other covenants or warranties applicable to the Issuer contained in the 2016 Indenture applicable to that series, and continuation of such default or breach for 90 days after written notice has been given by the Trustee to the Issuer and the Guarantor or given by holders of at least 25% in aggregate principal amount of the outstanding securities of all series affected thereby to the Issuer, the Guarantor and the Trustee;

•	certain events of the Issuer’s bankruptcy, insolvency, receivership, winding up or liquidation, whether voluntary or involuntary;

•
the guarantee ceases to be in full force and effect, other than in accordance with the 2016 Indenture, or the Guarantor denies or disaffirms its obligations under the guarantee, provided that no Event of Default with respect to the guarantee will occur as a result of, or because it is related directly or indirectly to, the insolvency of the Guarantor or the commencement of proceedings under Title 11 of the United States Code, or the appointment of a receiver for the Guarantor under Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Federal Deposit Insurance Corporation having separately repudiated the Guarantee in receivership, or the commencement of or certain other events of the Guarantor’s bankruptcy, insolvency, resolution, receivership, winding up or liquidation; or

•	any other event of default provided in the applicable supplemental indentures to the 2016 Indenture or form of security. (Section 5.01)
If an Event of Default occurs and is continuing because of a default in the payment of principal, interest or other amounts payable on the debt securities, a failure in the performance, or breach, of any covenant or agreement applicable to the Issuer, the guarantee ceasing to be in full force and effect, or any other event of default provided in the applicable supplemental indentures to the 2016 Indenture or form of security, either the Trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding, treated as one class, by written notice to the Issuer and the Guarantor, may declare the principal of all outstanding debt securities of such series and any interest accrued thereon, to be due and payable immediately. If a default due to specified events of the Issuer’s bankruptcy, insolvency, receivership, winding up or liquidation, occurs and is continuing, the principal of all outstanding debt securities and any interest accrued thereon will automatically, and without any declaration or other action on the part of the Trustee or any holder, become immediately due and payable. Subject to certain conditions such declarations may be annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of the series affected. (Sections 5.01 and 5.10)
Events of bankruptcy, insolvency, resolution, receivership, winding up or liquidation relating to the Guarantor will not constitute an Event of Default with respect to any series of debt securities. In addition, failure by the Guarantor to perform any of its covenants or warranties (other than a payment default) will not constitute an Event of Default with respect to any series of debt securities. Therefore, events of bankruptcy, resolution, receivership, insolvency, winding up or liquidation relating to the Guarantor (in the absence of any such event occurring with respect to the Issuer) will not permit any of the debt securities to be declared due and payable and the Trustee is not authorized to exercise any remedy against the Issuer or the Guarantor upon the occurrence or continuation of these events with respect to the Guarantor. Instead, even if an event of bankruptcy, insolvency, resolution, receivership, winding up or liquidation relating to the Guarantor has occurred, the Trustee and the holders of debt securities of a series will not be able to declare the relevant debt securities to be immediately due and payable unless there is an Event of Default with respect to that series as described above, such as the Issuer’s bankruptcy, insolvency, receivership, winding up or liquidation or a payment default by the Issuer or the Guarantor on the relevant debt securities. The value holders receive on any series of debt securities may be significantly less than what holders would have otherwise received had the Issuer’s debt securities been declared due and payable immediately or the Trustee been authorized to exercise any remedy against the Issuer or the Guarantor upon the occurrence or continuation of these events with respect to the Guarantor.
An Event of Default with respect to one series of debt securities does not necessarily constitute an Event of Default with respect to any other series of debt securities. The 2016 Indenture requires the Trustee to provide notice of default with respect to the debt securities within 90 days, unless the default is cured, but provides that the Trustee may withhold notice to the holders of the debt securities of any default if the board of directors, the executive committee, or a trust committee of directors or Trustees and/or responsible officers of the Trustee determines in good faith that it is in the interest of the holders of the debt securities of the applicable series to do so. The Trustee may not withhold notice of a default in the payment of principal of, interest on or any other amounts due under, such debt securities. (Section 5.11)
The 2016 Indenture provides that the holders of a majority in aggregate principal amount of outstanding debt securities of each series affected, with all such series voting as a single class, may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. The Trustee may decline to act if the direction is contrary to law and in certain other circumstances set forth in the 2016 Indenture. (Section 5.09) The Trustee is not obligated to exercise any of its rights or powers under the 2016 Indenture at the request or direction of the holders of debt securities unless the holders offer the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities incurred therein or thereby. (Section 6.02(d))
No holder of any debt security of any affected series has the right to institute any action for remedy unless such holder has previously given to the Trustee written notice of default, the Trustee has failed to take action for 60 days after the holders of not less than 25%

in aggregate principal amount of the debt securities of each affected series make written request upon the Trustee to institute such action and have offered reasonable indemnity in connection with the same and the holders of a majority in aggregate principal amount of the debt securities of each affected series (voting as a single class) have not given direction to the Trustee that is inconsistent with the written request referred to above. (Section 5.06)
However, the right of any holder of a debt security or coupon to receive payment of the principal of and interest on that debt security or coupon on or after its due date, or to institute suit for the enforcement of any such payment, may not be impaired or affected without the consent of that holder. (Section 5.07)
The 2016 Indenture requires the Issuer and the Guarantor to file annually with the Trustee a written statement as to whether or not the Issuer or the Guarantor, as the case may be, has knowledge of a default. (Section 3.05)
Modification of the 2016 Indenture
The 2016 Indenture contains provisions permitting the Issuer, the Guarantor and the Trustee to modify the 2016 Indenture or the rights of the holders of debt securities with the consent of the holders of not less than a majority in aggregate principal amount of each outstanding series of debt securities affected by the modification. Each holder of an affected debt security must consent to a modification that would:

•	extend the final maturity date of the principal of, or of any interest on, or other amounts payable under any debt security;

•	reduce the principal amount of, rate of interest on, or any other amounts due under any debt security;

•	change the currency or currency unit of payment of any debt security or certain provisions of the 2016 Indenture applicable to debt securities in foreign currencies;

•	change the method in which amounts of payments of principal, interest or other amounts are determined on any debt security;

•	reduce any amount payable upon redemption of any debt security;

•	impair the right of a holder to institute suit for the payment of a debt security or, if the debt securities provide, any right of repurchase at the option of the holder of a debt security;

•	reduce the percentage of debt securities of any series, the consent of the holders of which is required for any modification; or

•
make any change in the guarantee that would adversely affect the holders of the debt securities of such series or release the Guarantor from the guarantee other than pursuant to the terms of the 2016 Indenture. (Section 8.02)

The 2016 Indenture also permits the Issuer, the Guarantor and the Trustee to amend the 2016 Indenture in certain circumstances without the consent of the holders of debt securities to evidence the Issuer’s or the Guarantor’s merger or the replacement of the Trustee, to cure any ambiguity or to correct or supplement any defective or inconsistent provision, to make any change to the 2016 Indenture or the Issuer’s debt securities that the Issuer deems necessary or desirable and that does not materially and adversely affect the interests of holders of the debt securities and for certain other purposes. (Section 8.01)
Consolidations, Mergers, Sales and Transfers of Assets
Neither the Issuer nor the Guarantor may merge or consolidate with any other entity or sell, convey or transfer all or substantially all of their respective assets to any other entity, unless:

•	with respect to the Issuer:

•
either the Issuer is the continuing company in the case of a merger or consolidation or the successor entity in the case of a merger or consolidation (including an affiliate of the Guarantor) or the entity to whom those assets are sold, conveyed or transferred in the case of a sale, conveyance or transfer is a United States corporation or limited liability company that expressly assumes the due and punctual payment of the principal of, any interest on, or any other amounts due under the debt securities and the due and punctual performance and observance of all the covenants and conditions of the 2016 Indenture binding upon the Issuer, and

•
no Event of Default and no event which, with notice or lapse of time or both, would become an Event of Default has occurred or would be continuing, immediately after the merger or consolidation, or the sale, conveyance or transfer, and

•	with respect to the Guarantor:

•
either the Guarantor is the continuing corporation in the case of a merger or consolidation or the successor corporation in the case of a merger or consolidation or the entity to whom those assets are sold, conveyed or transferred in the case of a sale, conveyance or transfer is a United States corporation that expressly assumes the full and unconditional guarantee of the full and punctual payment of the principal of, any interest on, or any other amounts due under the debt securities and the due and punctual performance and observance of all the covenants and conditions of the 2016 Indenture binding upon the Guarantor, and

•
no Event of Default and no event which, with notice or lapse of time or both, would become an Event of Default has occurred or would be continuing, immediately after the merger or consolidation, or the sale, conveyance or transfer. (Sections 9.01 and 9.02)

Any transfer of material assets of the Guarantor to any other entity that occurs as a result of, or because it is related directly or indirectly to, any proceedings relative to the Guarantor under Title 11 of the United States Code or under a receivership under Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or under any other applicable federal or state bankruptcy, insolvency, resolution or other similar law will be deemed to be a sale, conveyance or transfer of all or substantially all of the Guarantor’s assets.
There are no covenants or other provisions in the 2016 Indenture that would afford holders of debt securities additional protection in the event of a recapitalization transaction involving the Issuer or the Guarantor, a change of control of the Issuer or the Guarantor or a highly leveraged transaction involving the Issuer or the Guarantor. The merger covenant described above would apply only if the recapitalization transaction, change of control or highly leveraged transaction were structured to include a merger or consolidation of the Issuer or the Guarantor or a sale or conveyance of all or substantially all of the Issuer’s or the Guarantor’s assets. However, the Issuer may provide specific protections, such as a put right or increased interest, for particular debt securities, which the Issuer would describe in the applicable prospectus supplement.
JPMorgan Chase Guarantee
The Guarantor will fully and unconditionally guarantee the full and punctual payment of the principal of, interest on, and all other amounts payable under the debt securities when the same becomes due and payable, whether at maturity, upon redemption, repurchase at the option of the holders of the applicable debt securities or upon acceleration. If for any reason the Issuer does not make any required payment in respect of the Issuer’s debt securities when due, the Guarantor will on demand pay the unpaid amount at the same place and in the same manner that applies to payments made by the Issuer under the 2016 Indenture. The guarantee is of payment and not of collection. (Section 14.01)
The Guarantor’s obligations under the guarantee are unconditional and absolute. However, (1) the Guarantor will not be liable for any amount of payment that the Issuer is excused from making or any amount in excess of the amount actually due and owing by the Issuer, and (2) any defense or counterclaims available to the Issuer (except those resulting solely from, or on account of, the Issuer’s insolvency or the Issuer’s status as debtor or subject of a bankruptcy or insolvency proceeding) will also be available to the Guarantor to the same extent as these defense or counterclaims are available to the Issuer, whether or not asserted by the Issuer. (Section 14.02)
Concerning the Trustee, Paying Agent, Registrar and Transfer Agent
We, the Guarantor and certain of their affiliates have a wide range of banking relationships with Deutsche Bank Trust Company Americas, The Bank of New York Mellon and The Bank of New York Mellon, London Branch. The Bank of New York Mellon and, for notes settled through Euroclear Bank SA/NV or Clearstream Banking, S.A., Luxembourg, The Bank of New York Mellon, London Branch, will be the paying agents, authenticating agents, registrars and transfer agents for debt securities issued under the 2016 Indenture.
Deutsche Bank Trust Company Americas is initially serving as the Trustee for the debt securities issued under our 2016 Indenture, to which JPMorgan Chase acts as a guarantor, the warrants issued under our warrant indenture, to which JPMorgan Chase acts as a guarantor, and the debt securities issued under JPMorgan Chase’s indenture. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the Trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939, as amended. In that case, the Trustee may be required to resign under the 2016 Indenture, and the Issuer would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving the Issuer default notice or for the default having to exist for a specific period of time were disregarded.
Governing Law and Judgments
The debt securities and the 2016 Indenture, including the guarantee, will be governed by, and construed in accordance with, the laws of the State of New York. (Section 11.08)